EXHIBIT 4.4

WARRANT AGREEMENT

Agreement made as of January 28, 2005 effective as of the OTC Listing Date (as hereinafter defined) between GigaBeam Corporation, a Delaware corporation, with offices at 470 Springpark Place, Suite 900, Herndon, Virginia 20170 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, the Company is engaged in a private placement (“Offering”) of up to $2.5 million principal amount of its 8% senior convertible promissory notes (“Notes”) and common stock purchase warrants (“Warrants”) and has determined to cause such Warrants to become (i) registered under Section 12(g) of the Exchange Act of 1934 and (ii) listed on the OTC Bulletin Board;

WHEREAS, HCFP Brenner Securities LLC (“HCFP”) is serving as placement agent in connection with the Offering for which it will receive, among other things, a number of Warrants equal to 10% of the Warrants issued and sold to investors in the Offering;

WHEREAS, the Company desires that after the date on which the Warrants are listed on the OTC Bulletin Board (“OTC Listing Date”), certain terms thereof automatically change, and that upon any transfer of Warrants effectuated through the Warrant Agent, certificates in customary, market tradeable form be issued and governed by the terms of this Agreement;

WHEREAS, the Company intends to register the (a) resale by the initial purchasers (including HCFP for purposes of this Agreement) thereof of the Warrants and the shares of common stock issuable to such initial purchasers upon exercise of the Warrants and (b) the issuance by the Company of shares of common stock upon exercise of the Warrants by any purchasers of such Warrants in the open market;

WHEREAS, each such Warrant evidences the right of the holder thereof to purchase one share of common stock of the Company (“Common Stock”) at an exercise price of $7.00 per share, subject to adjustment as described herein;

WHEREAS, any Warrants purchased in the open market on and after the OTC Listing Date shall be referred to herein as the “Public Warrants” and, collectively, with the Warrants, the “Warrants;”

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Public Warrants, the terms upon which they shall be issued and exercised, and the respective rights and obligation of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Public Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.  Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent, effective as of the OTC Listing Date, to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.  Warrants.

2.1  Forms of Warrant. The Warrants outstanding prior to the OTC Listing Date will have been issued in the form attached hereto as Exhibit A. Each Public Warrant shall be issued in registered form only, shall be in substantially the form attached hereto as Exhibit B, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or President and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Public Warrant shall have ceased to serve in the capacity in which such person signed the Public Warrant before such Public Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2  Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Public Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3  Registration.

2.3.1  Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of transfer of the Warrants. Upon any transfer of the Warrants, the Warrant Agent shall issue the new Warrants in the form of Public Warrants only and shall register the new Public Warrants in the names of the respective holders thereof in such denom-inations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2  Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.  Terms and Exercise of Warrants

3.1  Warrant Price. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.00 per whole share, subject to the adjustments provided in Section 4 hereof, in the last sentences of this Section 3.1 and in Section 5.1 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased pursuant to the exercise of a Warrant at the time such Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date.

3.2  Duration of Warrants. A Warrant may be exercised from the date hereof through the period (“Exercise Period”) commencing on the date hereof and terminating on the earlier of (i) January 28, 2011 and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

3.3  Exercise of Warrants.

3.3.1  Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

3.3.2  Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, registered in such name or names as may be directed by such holder, and if such Warrant shall not have been exercised in full, a new countersigned Public Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock is effective. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3  Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4  Date of Issuance. Each person in whose name any such certificate for shares of Common Stock issued upon the proper exercise of a Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.4  Warrant Solicitation and Warrant Solicitation Fee.

3.4.1  The Company has engaged HCFP, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Public Warrants. The Company, at its cost, will (i) assist HCFP with respect to such solicitation, if requested by HCFP, and (ii) direct the Company’s transfer agent and the Warrant Agent to deliver to HCFP, lists of the record and, to the extent known, beneficial owners of the Public Warrants. The Company hereby instructs the Warrant Agent to cooperate with HCFP in every respect in connection with HCFP’s solicitation activities, including, but not limited to, providing to HCFP, at the Company’s cost, a list of record and, to the extent known, beneficial owners of the Public Warrants and circulating a prospectus or offering circular provided by the Company disclosing the compensation arrangements referenced in Section 3.4.2 below to holders of the Public Warrants at the time of exercise of the Public Warrants. In addition to the conditions set forth in Section 3.4.2, HCFP shall accept payment of the warrant solicitation fee provided in Section 3.4.2 only if it has provided bona fide services to the Company in connection with the exercise of the Public Warrants and only to the extent that an investor who exercises his Public Warrants specifically designates, in writing, that HCFP solicited his exercise. In addition to soliciting, either orally or in writing, the exercise of Public Warrants by a holder, such services may also include disseminating information, either orally or in writing, to holders about the Company or the market for the Company’s securities, or assisting in the processing of the exercise of Public Warrants.

3.4.2  In each instance in which a Public Warrant is exercised, the Warrant Agent shall promptly give written notice of such exercise to the Company and HCFP (“Warrant Agent’s Exercise Notice”). If, upon the exercise of any Public Warrant more than one year from the date hereof, (i) the market price of the Company’s Common Stock is greater than the Warrant Price, (ii) disclosure of compensation arrangements between the Company and HCFP with respect to the solicitation of the exercise of the Public Warrants was made at the time of exercise (by delivery of the Prospectus or as otherwise required by applicable law, rule or regulation), (iii) the holder of the Public Warrant confirms in writing that the exercise of the Public Warrant was solicited by HCFP, (iv) the Public Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Public Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, as amended, then the Warrant Agent, simultaneously with the distribution of the Common Stock underlying the Public Warrants so exercised in accordance with the instructions from the Company following receipt of the proceeds to the Company received upon exercise of such Public Warrant(s), shall, on behalf of the Company, pay a fee of 5% of the Warrant Price to HCFP, provided that HCFP delivers to the Warrant Agent within ten (10) business days from the date on which HCFP has received the Warrant Agent’s Exercise Notice, a certificate that the conditions set forth in the preceding clauses (iii), (iv) and (v) have been satisfied. Notwithstanding the foregoing, no fee will be paid to HCFP with respect to the exercise by HCFP or its affiliates or the Company’s officers or directors of Public Warrants purchased by it or them and still held by them for its or their own account. HCFP and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Public Warrant certificates returned to the Warrant Agent upon exercise of Public Warrants.

3.4.3  The provisions of this Section 3 may not be modified, amended or deleted without the prior written consent of HCFP.

4.  Adjustments.

4.1  Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 4.5, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares and the then applicable Warrant Price shall be correspondingly decreased.

4.2  Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date of such consolidation, combination or reclassification, the number of shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares and the then applicable Warrant Price shall be correspondingly increased.

4.3  Replacement of Securities Upon Reorganization, etc. If after the date hereof any capital reorganization or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation or other similar event shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and fair provision shall be made whereby the holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by the Warrants, had such reorganization, reclassification, consolidation, merger, or sale not taken place and in such event appropriate provision shall be made with respect to the rights and interests of the holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price and of the number of shares purchas-able upon the exercise of the Warrants) shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities, or assets thereafter deliver-able upon the exercise hereof. The Company shall not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to the Warrant Agent the obligation to deliver to the holders such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

4.4  Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2 or 4.3, the Company shall give written notice in the manner set forth above of the record date for such dividend, distribution, or subscription rights, or the effective date of such reorganization, reclassification, con-solidation, merger, sale, dissolution, liquidation, winding up or issuance or the adjustment date of the increase in the exercise price. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their Common Stock for stock, securities, or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or issuance. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.5  No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the number of shares of Common Stock to be received shall be rounded up to the nearest whole number.

4.6  Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Public Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the original Warrants. However, the Company may at any time in its sole discretion make any change in the form of Public Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Public Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Public Warrant or otherwise, may be in the form as so changed.

5.  Transfer and Exchange of Warrants.

5.1  Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new certificate in the Public Warrant form representing an equal aggregate number of Public Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. Following the OTC Listing Date, any holder of Warrants shall be entitled to submit such Warrants to the Warrant Agent in exchange for certificates evidencing Public Warrants (bearing appropriate legend). Notwithstanding anything in this Agreement to the contrary, the number of Warrant Shares issuable upon exercise of, and the Warrant Price of, any Public Warrant issued upon exchange of an old Warrant shall be adjusted to give effect to any adjustment made pursuant to Section 5 of the old Warrant.

5.2  Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and there-upon the Warrant Agent shall issue in exchange therefor one or more Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Public Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Public Warrants must also bear a restrictive legend.

5.3  Fractional Warrants. The Warrant Agent shall not be required to affect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4  Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5  Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Public Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Public Warrants duly executed on behalf of the Company for such purpose.

6.  Redemption.

6.1  Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time commencing 30 days after the date of effectiveness of the Registration Statement and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2. at the price of $.05 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least 180% of the then-effective Exercise Price, on each of the ten (10) trading days ending within three business days prior to the date on which notice of redemption is given.

6.2  Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 14 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3  Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2. hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4  Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption are met.

7.  Other Provisions Relating to Rights of Holders of Warrants.

7.1  No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive divi-dends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2  Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Public Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Public Warrants shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3  Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4  Registration of Common Stock. The Company will use its best efforts to maintain the effectiveness of the registration statement covering the Public Warrants and the Warrant Shares at the OTC Listing Date until the expiration of the Warrants in accordance with the provisions of this Agreement.

8.  Concerning the Warrant Agent and Other Matters.

8.1  Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be im-posed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2  Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1  Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appoint-ment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent here-under; and upon request of any successor Warrant Agent the Company shall make, exe-cute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2  Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3  Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3  Fees and Expenses of Warrant Agent.

8.3.1  Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reim-burse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2  Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reason-ably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4  Liability of Warrant Agent.

8.4.1  Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or estab-lished by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2  Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful mis-conduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful miscon-duct, or bad faith.

8.4.3  Exclusions. The Warrant Agent shall have no respons-ibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any represen-tation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5  Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and condi-tions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

9.  Miscellaneous Provisions.

9.1  Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2  Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

GigaBeam Corporation
470 Springpark - Suite 900
Herndon, Virginia 20170
Attn: Chairman

with a copy to:

Blank Rome LLP
405 Lexington Avenue - 23rd Floor
New York, New York 10174
Attn: Elise M. Adams, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Compliance Department

with a copy in each case to:

Graubard Miller
405 Lexington Avenue - 19th Floor
New York, New York 10174
Attn: David Alan Miller, Esq.
and
HCFP/Brenner Securities LLC
888 Seventh Avenue, 17th Floor
New York, New York 10106
Attn: Ira Scott Greenspan

9.3  Applicable law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws, except to the extent that the Delaware General Corporation Law is mandatorily applicable. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4  Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties here-to, the registered holders of the Warrants and, as applicable, HCFP, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. HCFP shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and HCFP with respect to the Sections 3.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5  Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reason-able times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6  Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7  Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the inter-pretation thereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	GIGABEAM CORPORATION

/s/ Brad Shiffman	By:	/s/ Louis Slaughter

Name: Louis Slaughter Title: Chief Executive Officer

Attest:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

/s/ Brad Shiffman	By:	/s/ Steven Nelson

Name: Steven Nelson Title: Chairman

For Purposes of Section 3.4

HCFP BRENNER SECURITIES LLC

By:	/s/ Ira Scott Greenspan

Name: Ira Scott Greenspan Title: Vice Chairman - Corporate Counsel

EXHIBIT B
NUMBER __________	(SEE REVERSE SIDE FOR LEGEND) (THIS WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M. NEW YORK CITY TIME, January , 2011	WARRANTS
GIGABEAM CORPORATION
CUSIP _______________
CLASS B WARRANTS

THIS CERTIFIES THAT, for value received
is the registered holder of Class B Warrants expiring January ________, 2011 (the “Warrants”) to purchase one fully paid and non-assessable share of Common Stock, par value $.001 per share (“Shares”), of GigaBeam Corporation, a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. The Warrants entitle the holder thereof to purchase from the Company, at any time through the expiration of the Warrants such number of Shares of the Company at the price of $7.00 per share, subject to adjustment, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company (such payment to be made by check made payable to the Warrant Agent), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time a Warrant is exercised.
No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder.
Upon any exercise of Warrants for less than the total number of Warrants represented by this Warrant Certificate, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Warrants that have not been exercised.
This Warrant Certificate, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.
Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.
The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
The Warrants do not entitle the registered holder to any of the rights of a stockholder of the Company.
The Company reserves the right to call the Warrants for redemption, at any time after __________ ___, 2005 [the date that is 30 days after effectiveness of the registration statement required under the Securities Purchase Agreement] and at any time prior to their exercise, with a notice of call in writing to the holders of record of the Warrants, giving 14 business days’ prior written notice of such call, if, the last sale price of the Shares has been at least 180% (initially $_____), of the price per Share at which Shares could then be purchased upon exercise of the Warrant for all ten (10)of the consecutive trading days ending within three business days prior to the date on which notice of such call is given. The call price of the Warrants is to be $.05 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $.05 call price.

By:	By:

Secretary	Chairman of the Board

SUBSCRIPTION FORM
To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT
To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _______________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: _________________________
(SIGNATURE)

 The signature to the assignment of the Subscription Form must correspond to the name written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed by a commercial bank or trust company or a member firm of the American Stock Exchange, New York Stock Exchange, Pacific Stock Exchange or Chicago Stock Exchange.